                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Engage, Inc.:

We consent to incorporation by reference in the registration statements No. 333-83245, No. 333-93151, No. 333-93153 and No. 333-32202 on Form S-8 of Engage,
Inc. of our report dated September 20, 2000, relating to the consolidated balance sheets of Engage, Inc. and subsidiaries as of July 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 2000, and of our report dated September 20, 2000 relating to the consolidated financial statement schedule, which reports appear in the July 31, 2000 annual report on Form 10-K of Engage, Inc.


                                         /s/ KPMG LLP


Boston, Massachusetts
October 30, 2000